Exhibit 10.40

CHANGE IN CONTROL AGREEMENT

This Change In Control Agreement (“Agreement”) is made and entered into as of August 1, 2003, by and between Powerwave Technologies, Inc., (“Company”), and Ronald J. Buschur, an individual (“Chief Operating Officer”).

1. RECITALS

A. The Company is in the business of the design, manufacture, and marketing of advanced radio frequency (RF) power amplifiers for use in wireless communication networks worldwide;

B. Chief Operating Officer has been serving as Chief Operating Officer of the Company, and the Company desires to continue its relationship with Chief Operating Officer; and

C. The Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders to provide the Chief Operating Officer with certain protection from events that could occur in connection with certain changes of control of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

2. DEFINITIONS

For purposes of this Agreement only, the following terms shall have the meaning described below:

A. “Employee” shall mean the Chief Operating Officer covered under this Agreement, unless otherwise specifically indicated.

B. “Severance Pay” shall be two times the Chief Operating Officer’s ‘total annual compensation,’ as defined herein. ‘Total annual compensation’ as used herein shall be Chief Operating Officer’s annual base salary for the year employment terminates plus the greater of Chief Operating Officer’s target bonus amount for the year employment terminates or the actual bonus paid to Chief Operating Officer the prior year, whichever is greater.

C. “Cause” shall mean any of the following:

(i) The continued, unreasonable refusal or omission by the Chief Operating Officer to perform any material duties required of him by the Company, if such duties are consistent with duties customary for the Chief Operating Officer’s position;

(ii) Any material act or omission by the Chief Operating Officer involving malfeasance or gross negligence in the performance of his duties to, or material deviation from any of the policies or directives of, the Company;

(iii) Conduct on the part of the Chief Operating Officer which constitutes the breach of any statutory or common law duty of loyalty to the Company; including the unauthorized disclosure of material confidential information or trade secrets of the Company; or

(iv) Any illegal act by Chief Operating Officer which materially and adversely affects the business of the Company or any felony committed by Chief Operating Officer, as evidenced by conviction thereof, provided that the Company may suspend the Chief Operating Officer with pay while any allegation of such illegal or felonious act is investigated.

D. “Good Reason” shall mean any of the following, without the Chief Operating Officer’s written consent, but if Chief Operating Officer does not resign within nine (9) months of the occurrence of an event (i)-(vi) as listed below, Chief Operating Officer is deemed to have consented and acquiesced to the event which shall not thereafter constitute “good reason”:

(i) A reduction by the Company in Chief Operating Officer’s compensation that is not made in connection with an across the board reduction of all the Company’s executive salaries;

(ii) A reduction by the Company of Chief Operating Officer’s benefits from those he was entitled to immediately prior to the termination of employment or a Change in Control, whichever occurs first, that is not made in connection with an across the board reduction of all the Company’s benefits;

(iii) The failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company’s assets, to assume this Agreement;

(iv) The assignment of Chief Operating Officer to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor;

(v) A relocation of Chief Operating Officer to a location more than 30 miles from the location where the Chief Operating Officer was regularly assigned to immediately prior to the Chief Operating Officer’s termination of employment or a Change in Control, whichever occurs first; or

(vi) A failure by the Company to pay any portion of the Chief Operating Officer’s compensation within ten (10) days of the date due.

E. “Change in Control” shall mean the occurrence of any of the following events:

(i) The acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent (50%) of the outstanding securities of the Company;

(ii) A merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(iii) The sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iv) a complete liquidation or dissolution of the Company; or

(v) Any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

3. ELIGIBILITY FOR SEVERANCE BENEFITS IN CONNECTION WITH CHANGE IN CONTROL (RELEASE REQUIRED)

Chief Operating Officer shall be entitled to receive the benefits set forth in Section 4 if all of the following occur:

A. If in anticipation of, connection with, or within two (2) years following a “Change in Control,” Chief Operating Officer’s employment is involuntarily terminated without “Cause” or if Chief Operating Officer voluntarily terminates his employment with “Good Reason,” provided that Chief Operating Officer fulfills any request by the Company, any Company successor or affiliate to remain employed with the Company, any Company successor or affiliate, at the same salary and benefits as Chief Operating Officer was entitled to immediately prior to the “Change in Control,” for a period of up to six (6) months following any “Change in Control;”

B. Termination of Chief Operating Officer’s employment occurs in anticipation of, connection with, or within two (2) years following a “Change in Control,” and not in the absence of a “Change in Control,” as any benefits in the later situation are provided exclusively by the separate Severance Agreement executed by Chief Operating Officer on August 1, 2003. If termination of Chief Operating Officer’s employment is made in the absence of a “Change in Control,” then he shall be entitled only to those benefits as provided for in Chief Operating Officer’s Severance Agreement and this Agreement shall not be applicable and shall be null and void and of no effect whatsoever; and

C. Chief Operating Officer has executed a Release of Claims in favor of the Company and its agents, a form of which is available from Human Resources, and such Release must become effective in accordance with its terms.

4. SEVERANCE BENEFITS (RELEASE REQUIRED)

A. SEVERANCE PAY

If the Chief Operating Officer meets all of the eligibility requirements of Section 3 above, the Chief Operating Officer shall receive his Severance Pay, paid in a lump sum fifteen (15) days after his employment terminates or fifteen (15) days after the Company’s receipt of the Chief Operating Officer’s execution of an unrevoked release, whichever is later.

B. COMPANY PAID COBRA

The Company shall pay for existing group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as provided by the Company’s group agreements for twenty-four (24) months, beginning the calendar month after Chief Operating Officer’s termination and provided at regular employee rates, or until Chief Operating Officer becomes eligible for group insurance benefits from another employer, whichever occurs first. If the full amount of time allowable under COBRA as applied by the California Continuation Benefits Replacement Act, California Health and Safety Code § 1366.27 (“Cal-COBRA”) and the Company’s group health plan is less than twenty-four (24) months, then the Company shall pay for the cost of comparable coverage for the remainder of the 24-month period. Chief Operating Officer shall have an obligation to inform Company if he receives group coverage from another employer while receiving COBRA or continued medical coverage from the Company. Chief Operating Officer may not increase the number of designated dependants, if any, during this time unless Chief Operating Officer does so at his own expense in accordance with the applicable benefit Agreement. The period of such Company-paid COBRA coverage shall be considered part of Chief Operating Officer’s COBRA and Cal-COBRA coverage entitlement period, and may, for tax purposes, be considered income to the Chief Operating Officer.

C. ACCELERATED VESTING OF UNVESTED STOCK OPTIONS UPON CHANGE IN CONTROL

If the Chief Operating Officer meets all of the eligibility requirements of Section 3 above, in addition to any other benefits provided for herein, one hundred percent (100%) of Chief Operating Officer’s unvested stock options under all stock option agreements with the Company shall be automatically vested on an accelerated basis and be fully exercisable. This section shall apply in addition to the applicable provisions of any stock option agreement or Company stock option plan.

D. TAX LAW LIMITATIONS; PROTECTIVE CUT BACK.

To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to the Chief Operating Officer constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (“Code”), and but for this Section would otherwise be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Chief Operating Officer shall either:

•	pay the Excise Tax, or

•	have the benefits reduced to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Chief Operating Officer on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Chief Operating Officer otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (“Accountants”), whose determination shall be conclusive and binding upon the Chief Operating Officer and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Chief Operating Officer shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

5. WITHHOLDING TAXES ON BENEFITS

Notwithstanding any other provision of the Agreement, all severance benefits shall be reduced by any applicable federal, state, or local tax withholding requirements and as permitted by law.

6. NO OTHER SIMILAR BENEFITS

The severance benefits provided by this Agreement supercedes and are in lieu of any other severance benefits provided by the Company under any other applicable agreement, practice or policy that are provided in anticipation of, in connection with, or within two (2) years following a Change in Control. If there is a termination of Chief Operating Officer’s employment not in anticipation of, in connection with, or following a Change in Control, the Severance Agreement executed by Chief Operating Officer on August 1, 2003 alone shall govern Chief Operating Officer’s termination and severance benefits and this Agreement shall have no effect.

7. SET OFF/TERMINATION OF SEVERANCE BENEFITS

No payments or benefits payable to the Chief Operating Officer pursuant to this Agreement shall be reduced by any amount the Chief Operating Officer may be entitled to receive as pension or retirement benefits, if any.

Subsequent employment by the Company, or any Company successor or affiliates prior to the payment of severance benefits will disqualify Chief Operating Officer from severance benefits.

8. DEATH

In the event Chief Operating Officer dies before the severance monies are paid, payment shall be made to the designated beneficiary of the Chief Operating Officer in the same amount and at the same time that payment would have been made to the Chief Operating Officer.

9. LIMITATION ON TRANSFERABILITY

Except as provided in Section 8 above, the interest of the Chief Operating Officer in the benefits described in this Agreement may not be sold, assigned, transferred or otherwise disposed of in any way, and any attempted sale, assignment, transfer or other disposition shall be null and void. If Chief Operating Officer attempts to sell, assign, transfer or otherwise encumber his or her rights or interest in the Agreement, other than as permitted by Section 8, such act will be treated as an election by the Chief Operating Officer to discontinue participation in the Agreement.

10. ARBITRATION

Chief Operating Officer and the Company agree that any dispute or claim, including all contract, tort, discrimination and other statutory claims, arising under or relating to benefits under this Agreement or related to Chief Operating Officer’s employment or termination of employment (“arbitrable claims”) shall be resolved by arbitration. HOWEVER, Chief Operating Officer and the Company agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information. Arbitration shall be final and binding on the parties and shall be the exclusive remedy for arbitrable claims. Chief Operating Officer and the Company hereby waive any rights each may have to a jury trial in regard to the arbitrable claims. Chief Operating Officer and the Company further agree that the arbitrator shall have the sole authority to determine arbitrability of any such arbitrable claims. Arbitration shall be conducted by the American Arbitration Association in Orange County, California (or other mutually agreed upon city) under the National Rules for the Resolution of Employment Disputes. As, in any arbitration, the burden of proof shall be allocated as provided by applicable law. The Company agrees to pay the fees and costs of the arbitrator. However, the arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees for the arbitrator) as provided by law for the particular claims asserted. This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act (“FAA”).

11. SETTLEMENT OF CLAIMS

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Chief Operating Officer or others.

12. SEVERABILITY

If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

13. ENTIRE AGREEMENT; AMENDMENTS; WAIVER

This Agreement, together with all stock option agreements and/or plans, any Employee Secrecy Agreements, and/or any Proprietary Information and Inventions Agreements, is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by the Chief Operating Officer and an officer of the Company as designated by the Board. Except with respect to “Good Reason” in Section 2.D, failure of either party to enforce any other provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections, or in any way effect the validity of this Agreement, except for the deemed consent and acquiesce provided for in Section 2.D. The failure of either party to exercise any of the provisions, rights or elections in this Agreement, except for those described in Section 2.D, shall not preclude or prejudice such party from later enforcing or exercising those same provisions, rights or elections which it may have under this Agreement.

14. GOVERNING LAW

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California or the FAA, as applicable.

15. ATTORNEYS’ FEES

In the event of any action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in connection with such action.

16. AT WILL EMPLOYMENT

Nothing herein is intended to alter the at-will employment status of the Chief Operating Officer. Specifically, the Chief Operating Officer’s employment with the Company is “at-will.” Either the Company or the Chief Operating Officer may terminate his employment with or without cause or good reason, and with or without notice. In addition, the Company has the right to change the Chief Operating Officer’s compensation, duties, assignments and responsibilities or location of employment at any time, with or without cause or notice.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Chief Operating Officer”		“Company”

Powerwave Technologies, Inc.

By:	/s/ Ronald J. Buschur	By:	/s/ Andrew J. Sukawaty
	Ronald J. Buschur		Andrew J. Sukawaty

		Title:	Chairman, Compensation Committee